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                                 EXHIBIT 23-2-2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report in this Form 10-K for the year ended December 31, 2001, into Commonwealth Edison Company's (the Company) previously filed prospectuses as follows: (1) prospectus dated August 21, 1986, constituting part of Form S-3 Registration Statement File No. 33-6879, as amended (relating to the Company's Debt Securities and Common Stock); (2) prospectus dated January 6, 1997, constituting part of Form S-3 Registration Statement File No. 33-51379 (relating to the Company's Debt Securities and Cumulative Preference Stock); (3) Form S-8 Registration Statement File No. 333-33847 (relating to the Commonwealth Edison Company Excess Benefit Savings Plan).


Arthur Andersen LLP

Chicago, Illinois
April 1, 2002